Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No.1 to the Registration Statements (Form S-8 Nos. 333-182762, 333-191340, 333-198859, 333-207003, 333-213547, 333-220383, 333-227322, 333-233689, 333-248626, and 333-259322) pertaining to the 2012 Equity Incentive Plan and 2021 Equity Incentive Plan of Palo Alto Networks, Inc. of our reports dated September 3, 2021, with respect to the consolidated financial statements of Palo Alto Networks, Inc. and the effectiveness of internal control over financial reporting of Palo Alto Networks, Inc. included in its Annual Report (Form 10-K) for the year ended July 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

December 16, 2021